Exhibit 99.1

I N T E R N A T I O N A L, I N C.

FOR MORE INFORMATION CONTACT:

Joseph K. O’Brien	Timothy G. Johnson
Chief Financial Officer and Secretary	President and Chief Operating Officer
Phoenix Gold International, Inc.	Phoenix Gold International, Inc.
(503) 978-3306	(503) 978-3330

PHOENIX GOLD REORGANIZES WORKFORCE

Portland, OR – February 25, 2003 – Phoenix Gold International, Inc. (NASDAQ:PGLD) today announced a reorganization of its workforce.  The reorganization resulted in a reassignment of certain production personnel and a reduction of approximately 22% in the Company’s employee base.  This action resulted from an increased level of outsourced manufacturing to take advantage of the reduced costs and the increased flexibility now provided by third party suppliers.  This manufacturing shift, along with the existing worldwide soft economy, has resulted in a reduction of the manufacturing capacity required at the Company.

“We regret having to reduce our employee base,” commented Keith A. Peterson, Chairman and Chief Executive Officer.  “With the continued softness in consumer spending, we have reevaluated a number of processes as well as product line profiles within the Company.  We continue to work with our supply chain partners to provide high quality, full-featured products at competitive prices to our customers.  We will continue to design and manufacture our premium line of products at our Portland facility, while products targeted for lower price points will be increasingly sourced from third party suppliers.”

Phoenix Gold International, Inc. designs, manufactures, markets and sells innovative, high quality, high performance electronics, accessories and speakers for the audio market. The Company sells its products under the brand names Phoenix Gold, Carver Professional and AudioSource.  The Company’s products are used in car audio, professional sound and home audio/theater applications.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to expectations, beliefs and future financial performance, and are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected, which variances may have a material adverse effect on the Company.  Among the factors that could cause actual results to differ materially are the following: the adverse effect of reduced discretionary consumer spending; competitive factors; dependence on a significant customer; potential fluctuations in quarterly results and seasonality; fixed operating expenses; the need for the introduction of new products and product enhancements; dependence on suppliers; control by current shareholders; high inventory requirements; business conditions in international markets; the Company’s dependence on key employees; the need to protect intellectual property; environmental regulation; and, the potential delisting and limited trading volume of the Company’s common stock, as well as other factors discussed in Exhibit 99.3 to the Phoenix Gold International, Inc. Annual Report on Form 10-K for the fiscal year ended September 30, 2002 which is hereby incorporated by reference.  Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements.  The Company does not intend to update its forward-looking statements.

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